Exhibit 99.1

AVI Press and Investor Contact:

David A. Walsey

Senior Director, Investor Relations & Corporate Communications

425.354.5140

Investorrelations@avibio.com

AVI BioPharma Announces Pending Changes to Board of Directors

BOTHELL, WA — March 25, 2010 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, today announced that Michael D. Casey and Christopher S. Henney, have decided not to stand for re-election as directors of AVI at the end of their current terms, which end following the 2010 Annual Meeting of the Company’s shareholders. The decisions of both Mr. Casey and Dr. Henney were based solely on personal reasons and were not the result of any disagreement with AVI on any matter relating to the Company’s operations, policies or practices. Both Mr. Casey and Dr. Henney will continue to serve as Directors for the remainder of their current terms.

“Mike Casey and Chris Henney have been valuable members of our board and, additionally, Mike has provided thoughtful leadership as Chairman. The entire board and I thank them for their service and we wish them success in their future endeavors,” stated Leslie Hudson, Ph.D., President and CEO of AVI BioPharma.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA—based medicines utilizing proprietary derivatives of its antisense chemistry (morpholino-modified phosphorodiamidate oligomers or PMOs) that can be applied to a wide range of diseases and genetic disorders through several distinct mechanisms of action. Unlike other RNA therapeutic approaches, AVI’s antisense technology has been used to directly target both messenger RNA (mRNA) and its precursor (pre-mRNA), allowing for both up- and down-regulation of targeted genes and proteins. AVI’s RNA—based drug programs are being evaluated for the treatment of Duchenne muscular dystrophy, including an ongoing systemic Phase 1b/2 clinical trial of exon skipping with AVI-4658. AVI’s antiviral programs have demonstrated promising outcomes in Ebola Zaire and Marburg Musoke virus infections and may prove applicable to other viral targets such as Junín, influenza, HCV or Dengue viruses. For more information, visit www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.